UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

Percipio Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-23559	84-14320001
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd., Suite 1410
Los Angeles, CA 90024
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 310-696-0333 x125

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York  10005
Telephone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 21, 2008, Percipio Biotherapeutics, Inc. (the “Company”) entered into an exclusive and worldwide license agreement (the “License”) with Cancer Research Technology (“CRT”).  The License, in combination with license agreements entered into by the Company on August 21, 2008 with Hamilton Atlantic, provides the Company with exclusive and worldwide rights necessary for the development of products derived from monoclonal antibodies previously discovered by researchers funded by Cancer Research UK.  For the License, the Company will make upfront payments to CRT and for any therapeutic products developed using the intellectual property, the Company will owe royalties to CRT based on gross sales revenue or any sub-license fees received.  Upon any of the products obtaining significant regulatory or marketing designations, the Company will be responsible for making milestone payments to CRT.  For therapeutic products, no milestone payments will be due until a product receives an Investigational New Drug designation.  The License describes a development plan that must be followed by the Company.  The intellectual property subject to the License is in the development stage and there is no guarantee that the Company will be able to commercially exploit such intellectual property.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro Forma Financials statements.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	Patent and Know How License entered between Cancer Research Technology Limited and Percipio Biotherapeutics, Inc.*

* Portions of this exhibit have been redacted pursuant to a request for confidential treatment submitted to the Securities Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Percipio Biotherapeutics, Inc.

Date: November 21, 2008	By:	/s/ Robert Brooke
Robert Brooke
Chief Executive Officer